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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
AMC Entertainment Inc.:

        We consent to the use of our report dated June 14, 2010, with respect to the consolidated balance sheet of AMC Entertainment Inc. (and subsidiaries) as of April 1, 2010, and the related consolidated statements of operations, stockholder's equity, and cash flows for the year then ended, included in this registration statement on Form S-1 and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report dated June 14, 2010 contains an explanatory paragraph that states that as discussed in Note 1 to the consolidated financial statements, the Company changed its accounting treatment for business combinations due to the adoption of new accounting requirements issued by the FASB, as of April 3, 2009.

/s/ KPMG LLP

Kansas City, Missouri
March 24, 2011

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Consent of Independent Registered Public Accounting Firm